UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

TRUNITY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

12555 Orange Drive

Davie, Florida 33330

(Address of principal executive offices, including zip code)

(866) 723-4114

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TRUNITY HOLDINGS, INC. UPDATE ON PRIOR ANNOUNCEMENTS

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” “Trunity,” the “Company, ”us,” “our” or “we” are to Trunity Holdings, Inc.

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2015 the Company filed a Form 8k in which it disclosed a series of events, including an acquisition, a planned change in the capital structure of the Company, and a planned spin-out of its operating subsidiary and related educational solution business and assets to its shareholders of record as of December 18, 2015. This filing updates shareholders on those events.

On December 9, 2015, the Company entered into a Securities Exchange Agreement (the “Agreement”) with Newco4Pharmacy, LLC, a Georgia limited liability company (“N4P”). Pursuant to the terms of the Agreement, the Company acquired 100% of the membership interests of N4P in exchange for newly authorized preferred stock, which will be issued to the N4P members and be convertible into a number of shares of common stock of the Company equal to approximately 90% of the shares outstanding (the “Acquisition”). Per the Agreement, the Company has acquired all of the assets, goodwill and the business plan of N4P, including a letter of intent for a planned acquisition.

The Company, and the former shareholders of N4P, with the approval of the Board of Directors, have agreed to modify the terms to provide that N4P members shall convert its Preferred X stock into 10,000,000 shares of common stock, and that number shall be equal to 85% of the shares outstanding, with the balance of 15% to be allocated to the shareholders of record on December 18, 2015 including those debt holders who have agreed to convert their debt into stock, as well as shares allocated to the spin out. No conversion of the Preferred X shall occur until the completion of the spin out and the conversion of debt and related share issuance. This increases the amount and percentage of shares to legacy shareholders, and debt holders who agreed to convert, from 10%, to 15%.

Another provision of the Agreement was a requirement that at least 90% of the debts of the Company be converted into equity at $.03 per share. This condition has been waived by the N4P holders. Of the original $4,036,227 debts it had before the conversion began, only $1,368,637, remain with $600,426 at the public, holding company level, and $768,211 attributable to the obligations of the holding company, 34% of the total original debt before the debt conversion effort began.

As of December 18, 2015, including existing equity holders of 63,628,821 (36% of the total), and 114,526,684 shares (64% of the total) allocated to the conversion of debt of the public holding company, and for the obligations of the operating subsidiary in the spin out, there will be 178,155,505 shares outstanding immediately prior to the spin out. In addition, if exercised, there would be an additional 7,924,589 shares underlying previously issued warrants, and 6,855,766 shares attributable to previously issued stock options. The warrants and options in place will remain, and will not be canceled, though they will be modified as a result of the restructuring in share number and strike price, along with all other equity and debt instruments of the Company upon completion of the announced restructuring.

The shareholders of record as of December 18, 2015 shall receive a pro-rata interest in the spin out. All shareholders immediately before completion of the restructuring will own a pro-rata share of 15% of the restructured public company shares, after giving effect to the conversion of the Preferred X owned by the N4P holders as a result of the acquisition of N4P by the Company.

As of the close of business on December 18, 2015, within the obligations of the public, holding company, a total of $2,251,052 of the Company’s debenture and note holders have converted, for a total of 75,035,067 shares issued. This leaves only $600,426 of payables at the public holding company level, and the Company believes it will be able to rework, or convert, those debts at a later time.

As of the close of business on December 18, 2015, within the educational solutions business operating subsidiary that be spun-out, a total of $416,538 of the obligations have been converted, for a total of 13,884,600 shares issued. This leaves $768,211 of obligations remaining at the operating level. Conversions of debt at the operating subsidiary level are continuing to be discussed, and if all were to convert 25,607,018 additional shares would be issued. The Company has decided to issue the remaining shares allocated for conversion of the debts to the operating subsidiary as if all the debt had converted. This should better position the subsidiary to be better able to operate after the spin out into a private company.

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After conversion of debts at the public holding company and the operating subsidiary, and the allocation of shares to the operating subsidiary, subject to the spin out, there will be 178,155,505 million shares outstanding, before the conversion of the Preferred X, or the effect of the restructuring. These shareholders will be subject to the effect of the announced restructuring of all of the Company’s debt and equity instruments, to include a reverse split of the common stock of 100.93 to 1, such that each holder of 101 shares will have one outstanding share, and total shares outstanding for the Company will be 11,765,000. Also all fractional shares will be rounded up to the next whole number of shares and the shares will be in addition to the 11,765,000 shares described herein.

The total outstanding share count will include 10,000,000 shares owned by N4P’s former members, and 1,765,000 shares that the legacy shareholders of the public company will own, including legacy equity holders in the public company, those debt holders in the public company who have agreed to convert, and the shares allocated to conversion of debt, and recapitalization of the operating subsidiary upon its spin out into a private company. This will complete the agreed upon share exchange such that the N4P holders will own 85% of the shares and the legacy holders will own 15%.We intend to complete the restructuring as of December 30, 2015, or at the earliest possible date thereafter, subject to regulatory approval.

The holders of previously issued warrants and options will be notified of the effect of the restructuring and the reverse split.

The ownership of the spin out company containing the operations and assets of the educational solutions business shall be the same as the ownership of the public company immediately prior to the spin out and the conversion of the Preferred X owned by the N4P members. N4P’s former members will not participate in this ownership. The spin out will have 10,000,000 shares outstanding at the time of the spin out, and the allocation of shares will be 17.82 shares issued for every one share in the public company held immediately before the spin out. Also all fractional shares will be rounded up to the next whole number of shares and the shares will be in addition to the 11,765,000 shares described herein.

Shares in the spin out will be issued to those holders of record as of December 18, 2015, as soon as practical after the spin out. The Company intends to complete the spin out on December 30, 2015, or at the earliest possible date thereafter, subject to regulatory approval.

Subject to regulatory approval, the restructured public company will be named True Nature Holdings, Inc., and will consist of 500,000,000 authorized common shares, and 100,000,000 shares of preferred stock authorized. There will be 11,765,000 shares of common stock issued and outstanding as of the completion of the restructuring, and no shares of preferred stock will be issued. It is a Delaware “C” corporation. Its offices are located at 1355 Peachtree Street, Suite 1150, Atlanta, Georgia 30309, Georgia and its Chairman and CEO is Stephen Keaveney.

The spin out company will be named Trunity, Inc., a Florida “C” corporation, and it will have 100,000,000 authorized common shares and 10,000,000 shares of preferred stock authorized. There will be 10,000,000 shares of common stock outstanding at the time of the spin out, and no preferred shares issued. The issued shares will be allocated to the legacy equity owners of the public company, including those who converted their debt, as of the record date, December 18, 2015 and with the shares allocated for conversion of its debts, as if already converted, but reserved for such use. Its offices are located at Davie, Florida, and its CEO is Nicole Fernandez-McGovern.

After the spin out there will be no relationship between the public company and the spin out.

Item 5.01 Changes in Control of Registrant.

Upon the closing of the Transaction, a change of control of the Company occurred, with N4P acquiring shares that resulted in control of the Company by N4P members. As of December 10, 2015 and after giving effect to the Transaction, and the modifications described herein, Newco4Pharmacy now has 85% of the outstanding voting rights of the Company, and the legacy shareholders have 15%.

Item 7.01 Regulation FD Disclosure.

On December 17, 2015 the Company issued a press release outlining the actions taken to restructure the Company, generally as described in this filing. On December 21, it issued a press release further describing its actions. A copy of the Company’s press releases is attached hereto as Exhibit 99.1 and Exhibit 99.2.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUNITY HOLDINGS, INC.

Date: December 21, 2015	By:	/s/ Stephen Keaveney
Stephen Keaveney Chief Executive Officer & Chief Financial Officer

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